Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 6, 2014, with respect to the audited consolidated financial statements of American Realty Capital – Retail Centers of America II, Inc. (a Maryland Corporation in the Developmental Stage) and subsidiary as of June 2, 2014 and for the period from April 23, 2014 (date of inception) to June 2, 2014 contained in the Registration Statement and Prospectus. We consent to the inclusion of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

New York, New York

August 15, 2014